Exhibit 99.1 NASDAQ:GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO 1341 W. Battlefield Springfield, MO 65807 417-520-4333

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary SECOND quarter 2017 financial results

SPRINGFIELD, MO – (July 19, 2017) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the following preliminary results for the second quarter ended June 30, 2017.

Second Quarter Highlights

●	Diluted earnings per share increased to $0.36 compared to $0.32 for the first quarter of 2017 (a 13% increase) and $0.28 for the second quarter of 2016 (a 29% increase).
●	Return on average assets improved to .85% compared to .80% for the first quarter of 2017 and .75% for the second quarter of 2016.
●	Return on average equity increased to 8.68% compared to 8.12% for the first quarter of 2017 and 7.26% for the second quarter of 2016.
●	Efficiency ratio improved to 62.95% compared to 64.74% for the first quarter of 2017 and 67.79% for the second quarter of 2016.
●	Fixed-rate mortgage loan income increased 37% over the same quarter in 2016.
●	Net loans increased $22.6 million during the quarter primarily in commercial real estate.
●

The Joplin Loan Production Office (LPO) continued its growth with $10.4 million in new loan balances generated during the quarter. Since inception in April 2016, this LPO has produced $47.6 million in gross loan balances for the Company.

●	Nonperforming assets, as a percentage of total assets, declined to 1.47%.

Below are selected financial highlights of the Company’s second quarter of 2017, compared to the first quarter of 2017 and the second quarter of 2016.

	Quarter ended
	June 30, 2017	March 31, 2017	June 30, 2016
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,593	$1,429	$1,256

Diluted income per common share	$0.36	$0.32	$0.28
Common shares outstanding	4,374,725	4,374,725	4,367,018
Average common shares outstanding , diluted	4,426,411	4,420,023	4,420,484

Annualized return on average assets	0.85%	0.80%	0.75%
Annualized return on average equity	8.68%	8.12%	7.26%
Net interest margin	3.34%	3.34%	3.33%
Efficiency ratio	62.95%	64.74%	67.79%

Tangible common equity to tangible assets	9.75%	9.77%	10.30%
Tangible book value per common share	$16.76	$16.34	$16.03
Nonperforming assets to total assets	1.47%	1.58%	2.07%

Select Quarterly Financial Data

The following key issues contributed to the second quarter operating results as compared to the same quarter in 2016 and the financial condition results compared to December 31, 2016:

Interest income – Total interest income increased $1,038,000 (17%) during the quarter. The average balance of interest-earning assets increased $81,614,000 (13%), while the yield on average interest earning assets increased 12 basis points to 4.11%. The Company experienced strong loan activity during the second quarter, in which loan balances increased $22.6 million. However, pricing on loans remains very competitive on new and renewing credits. This pricing pressure has impacted the ability to maintain loan yield compared to 2016. The yield on loans declined 10 basis points to 4.45% for the second quarter when compared to the same quarter in 2016.

Interest expense - Total interest expense increased $325,000 (32%) during the quarter. The average balance of interest-bearing liabilities increased $62,042,000 (11%), while the average cost of interest-bearing liabilities increased 14 basis points to 0.90%. To fund its asset growth going forward, the Company will continue to utilize a cost effective mix of retail and commercial deposits along with non-core, wholesale funding.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $575,000 during the quarter, an increase from the $375,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased loan balances and increased reserves on a few small problem credits.

At June 30, 2017, the allowance for loan losses of $6.6 million was 1.08% of gross loans outstanding (excluding mortgage loans held for sale). Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income increased $188,000 during the quarter compared to the same quarter in 2016 primarily due to the Company’s mortgage division experiencing another strong quarter resulting in an increase of $141,000 in gains on sales of fixed-rate mortgage loans. The Company also had an increase of $42,000 in gains on sale of Small Business Administration (“SBA”) loans compared to the same quarter in 2016.

Non-interest expense – Non-interest expenses increased $259,000 over the prior year quarter. This was primarily due to salaries and employee benefits increasing $229,000. The Company’s recent expansion in the Joplin, Missouri market has created the need for additions of commercial and mortgage staff. The Company has also experienced increases in other key areas of operations, technology and health/retirement benefits.

Provision for income taxes – The increase in the provision for income taxes for the quarter is a direct result of the Company’s increase in taxable income.

Capital – At June 30, 2017, stockholders’ equity increased to $73.3 million compared to $70.0 million at December 31, 2016. Net income for the six months ended June 30, 2017 exceeded dividends paid or declared by $2.1 million. The equity portion of the Company’s unrealized losses on available-for-sale securities and derivatives improved by $1.0 million at June 30, 2017 as compared to December 31, 2016. On a per common share basis, stockholders’ equity increased to $16.76 at June 30, 2017 as compared to $16.09 as of December 31, 2016.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Asset Quality – The Company’s nonperforming assets decreased to $11.0 million as of June 30, 2017 as compared to $11.3 million as of December 31, 2016. Non-performing assets as a percentage of total assets decreased to 1.47% as of June 30, 2017 as compared to 1.64% as of December 31, 2016.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Gains and losses on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the periods ended June 30, 2017 and 2016 is set forth below.

	Quarter ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Dollar amounts are in thousands)

Net income	$1,593	$1,256	$3,022	$2,532

Add back:
Provision for income taxes	521	416	1,024	944
Income before income taxes	2,114	1,672	4,046	3,476

Add back/(subtract):
Gains on investment securities	(62)	(60)	(62)	(111)
Net loss (gains) on foreclosed assets held for sale	30	9	(8)	20
Gain on sale of SBA loans	(125)	(83)	(255)	(152)
Provision for loan losses	575	375	1,050	750
	418	241	725	507

Operating income	$2,532	$1,913	$4,771	$3,983

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Jasper and Webster Counties. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:
	Quarter ended		Six months ended
Operating Data:	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(Dollar amounts are in thousands, except per share data)

Total interest income	$7,242	$6,204	$14,013	$12,409
Total interest expense	1,352	1,027	2,526	2,052
Net interest income	5,890	5,177	11,487	10,357
Provision for loan losses	575	375	1,050	750
Net interest income after provision for loan losses	5,315	4,802	10,437	9,607
Noninterest income	1,367	1,179	2,596	2,288
Noninterest expense	4,568	4,309	8,987	8,419
Income before income taxes	2,114	1,672	4,046	3,476
Provision for income taxes	521	416	1,024	944
Net income available for common shareholders	$1,593	$1,256	$3,022	$2,532
Net income per common share-basic	$0.36	$0.29	$0.69	$0.58
Net income per common share-diluted	$0.36	$0.28	$0.68	$0.57

Annualized return on average assets	0.85%	0.75%	0.83%	0.77%
Annualized return on average equity	8.68%	7.26%	8.42%	7.43%
Net interest margin	3.34%	3.33%	3.34%	3.34%
Efficiency ratio	62.95%	67.79%	63.82%	66.58%

	At	At
Financial Condition Data:	June 30, 2017	December 31, 2016
Cash and cash equivalents	$10,747	$9,088
Investments	85,027	92,427
Loans, net of allowance for loan losses 6/30/2017 - $6,640; 12/31/2016 - $5,742	610,063	540,457
Other assets	45,882	46,008
Total assets	$751,719	$687,980

Deposits	$567,014	$505,363
Advances from correspondent banks	93,800	95,700
Subordinated debentures	15,465	15,465
Other liabilities	2,117	1,478
Total liabilities	678,396	618,006
Stockholders' equity	73,323	69,974
Total liabilities and stockholders' equity	$751,719	$687,980
Equity to assets ratio	9.75%	10.17%
Tangible book value per common share	$16.76	$16.09
Nonperforming assets	$11,018	$11,314